Exhibit 3.5

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL RECYCLING TECHNOLOGIES, LTD.

Pursuant to Sections 242, 245, and 228 of the
Delaware General Corporation Law (the “DGCL”)
_____________________________________

1. The name of the corporation is Global Recycling Technologies, Ltd. (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 11, 2007.  The Corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware on January 28, 2008.  The Corporation filed a First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 10, 2008.  The Corporation filed a Certificate of Amendment to the First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on September 7, 2010. The Corporation filed a Second Certificate of Amendment to the First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 12, 2011 (the original Certificate of Incorporation, together with all amendments thereto, the “Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Restated Certificate”) has been duly adopted in accordance with Sections 242, 245, and 228 of the DGCL by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the DGCL to those stockholders who did not approve this Second Restated Certificate, as so amended, by written consent.  This Second Restated Certificate amends, restates, and integrates the provisions of the Certificate, and, upon filing with the Secretary of State in accordance with Sections 103 and 242 of the DGCL, shall supersede the Certificate in its entirety and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Second Amended and Restated Certificate of Incorporation of the Corporation.

The text of the Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is Global Recycling Technologies, Ltd.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1675 S. State Street, Suite B, Dover, DE 19901, County of Kent.  The name of the Corporation’s registered agent at that address is Capitol Services, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
AUTHORIZED SHARES

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, Common Stock, par value $.00025 per share (“Common Stock”), and Preferred Stock, par value $.00025 per share (“Preferred Stock”).  The total number of shares of capital stock that the Corporation shall have authority to issue is 110,000,000.  The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000.  The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000.

5,000,000 shares of the Common Stock shall be designated as Non-Voting Common Stock (the “Non-Voting Common Stock”).  Shares of the Non-Voting Common Stock shall have the same rights, privileges, and preferences as the shares of Common Stock, except that shares of Non-Voting Common Stock shall not have voting rights.  All shares of Non-Voting Common Stock shall automatically and without further action have all the same rights, privileges, and preferences as the shares of Common Stock, including all voting rights, upon the earliest to occur any of the following: (i) the time the Board of Directors of the Corporation may deem necessary or appropriate, in its sole and absolute discretion; (ii) at any time that the Corporation has shares of its capital stock admitted to trading on any internationally recognized stock exchange; (iii) at any time that the Corporation has a registration statement declared effective by the United States Securities Exchange Commission with respect to any class of equity securities of the Corporation; or (iv) December 31, 2011.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, to fix the number of shares, and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
DIRECTORS

The name and the mailing address of the person who is to serve as the sole director of the Corporation until the first annual meeting of the stockholders or until his successors are elected and qualified is:

Name                                           Mailing Address

John d’Arc Lorenz II                Post Office Box 50105
                                                                    Phoenix, Arizona 85076-0105

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by DGCL, the Corporation’s Board of Directors shall have the power, subject to the provisions of this Certificate, to make, alter, amend, change, add to, and repeal the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that the grant of such power to the Corporation’s Board of Directors shall not divest the stockholders of, nor limit their power to, adopt, amend, repeal, or otherwise alter the Bylaws.

ARTICLE VII
SIZE, ELECTION, AND POWERS OF THE BOARD

 The number of directors of the Corporation shall be as fixed from time to time by, or in the manner provided in, the Bylaws.  Election of directors of the Corporation need not be by written ballot unless the Bylaws so require.  In addition to the powers and authority by this Certificate or by the DGCL expressly conferred upon them, the directors of the Corporation shall be authorized to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject, in each case, to the DGCL, this Certificate, and the Bylaws.

ARTICLE VIII
STOCKHOLDERS’ MEETINGS; BOOKS

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide.  Subject to any applicable provision or provisions of the DGCL, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time in the Bylaws, or, if not designated therein, as provided by the Corporation’s Board of Directors.

ARTICLE IX
LIMITATION OF LIABILITY OF DIRECTORS

Unless provided otherwise in the Corporation’s Bylaws, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; (iv) if a court of competent jurisdiction determines that such director was negligent, committed fraud, or breached his or her fiduciary duty to the Corporation; or (v) for any transaction from which the director derived an improper personal benefit.  Neither an amendment, repeal, or a modification of this Article IX, nor the adoption of any provision of this Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, or claim, but for this Article IX, that would accrue or arise, prior to such amendment, repeal, modification, or adoption of an inconsistent provision.

ARTICLE X
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and as more fully described in the Bylaws.  Such right to indemnification shall continue as to any person who has ceased to be a director or officer of the Corporation and inure to the benefit of his or her heirs, executors, and personal and legal representatives.  The rights to indemnification and to the advancement of defense expenses conferred under this Article X and in the Bylaws shall be in addition to any and all other rights that the indemnitees may hold or hereafter acquire from any source and in any manner whatsoever, including, without limitation, rights arising under the DGCL or any other applicable law, under this Certificate, the Bylaws, or any contract or agreement, or by virtue of any vote of the stockholders or of the disinterested directors of the Corporation.  No repeal or modification of this Article X shall adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XI
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE XII
PREEMPTIVE RIGHTS

Except as otherwise provided in the Corporation’s Bylaws, the stockholders of the Corporation have no preemptive rights.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of the 31 day of August, 2011, for delivery to and filing with the Secretary of State of the State of Delaware.

/s/ John d’Arc Lorenz II
John d’Arc Lorenz II, Chairman and Chief Executive Officer